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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                            Commission File Number  000-19969
                                                                   ------------

                            ARKANSAS BEST CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             3801 OLD GREENWOOD ROAD
                           FORT SMITH, ARKANSAS 72903
                                 (501) 785-6000
                           --------------------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 $2.875 SERIES A CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, PAR VALUE
                                 $.01 PER SHARE
 ------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(ii)        [ ]
           Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)         [ ]
           Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)        [ ]
           Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6                  [ ]
           Rule 12h-3(b)(1)(i)       [ ]


                   Approximate number of holders of record as of the certification or notice date.

                                      NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Arkansas Best Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 13, 2001              By:   /s/ David E. Loeffler
                                           ------------------------------------
                                       Name:   David E. Loeffler
                                       Title:  Vice President - Treasurer and
                                                 Chief Financial Officer